Registration No. 333-271564

As filed with the Securities and Exchange Commission on June 14, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-271564

UNDER THE SECURITIES ACT OF 1933

Snap One Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	82-1952221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Continental Boulevard, Suite 200

Charlotte, North Carolina 28273

(704) 927-7620

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeannine J. Lane

Secretary

c/o Resideo Technologies, Inc.

16100 N 71st Street, Suite 550

Scottsdale, Arizona 85254

(480) 573-5340

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (No. 333-271564) (the “Registration Statement”) of Snap One Holdings Corp., a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2023 to register up to 55,424,435 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”). The Registration Statement was declared effective on May 10, 2023. This Post-Effective Amendment No. 1 is being filed to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement.

On June 14, 2024, pursuant to the Agreement and Plan of Merger, dated as of April 14, 2024, by and among Resideo Technologies, Inc., a Delaware corporation (“Resideo”), Pop Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Resideo (“Merger Sub”), and the Registrant (the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly-owned subsidiary of Resideo (the “Merger”).

In connection with the foregoing, the Registrant has determined to terminate the offerings of Common Stock under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all of the Common Stock that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona, on June 14, 2024.

Signature	Title	Date

/s/ John Heskett	Treasurer	June 14, 2024
John Heskett

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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